Exhibit 99.1

MasterCard Settles Litigation with American Express; Will Take a

Second Quarter After-Tax Charge of Approximately $1 Billion

Purchase, NY, June 25, 2008 — MasterCard Incorporated today announced it has reached an agreement to settle its outstanding litigation with American Express.

The form of the agreement calls for 12 quarterly payments by MasterCard, beginning in the third quarter of 2008, of $150 million, contingent upon the performance of American Express’s U.S. Global Network Services business. On a tax-affected net present value basis, the settlement payments are estimated to be, in the aggregate, approximately $1 billion. MasterCard will take a charge for the settlement in the current quarter. The maximum nominal amount of the settlement is $1.8 billion.

“We are pleased to have reached a settlement with terms that will enable us to keep our strong balance sheet intact, so we can continue to build on our exceptional business results and vigorously pursue our strategy,” said MasterCard President and Chief Executive Officer Robert W. Selander. “Eliminating the uncertainty, time commitment, and expense of a prolonged court case is in the best interest of our shareholders, our customers and our management team,” he stated.

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchant worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 18 billion transactions each year, and provides industry-leading analysis and consulting services to financial institution customers and merchants. Through its family of brands, including MasterCard® , Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the United States federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in general economic or industry conditions,

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changes in financial condition, changes in estimates, expectations or assumptions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation:

•	the final amount of the Company’s estimated second quarter 2008 after-tax charge of approximately $1 billion; and
•	the performance of American Express’ U.S. Global Network Services business and, accordingly, the amount of each quarterly settlement payment by MasterCard.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2008. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

For Media: Sharon Gamsin, 914-249-5622, sgamsin@mastercard.com

For Investors: Barbara Gasper, 914-249-4565, investor_relations@mastercard.com